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EXHIBIT 23(a)


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements, as amended, pertaining to the Long-Term Incentive Plan (Form S-8, No. 33-5297), Medium-Term Notes Series A (Form S-3, No. 33-54006) and Common Stock Warrants (Form S-3, No. 33-54749) of Fund American Enterprises Holdings, Inc. and to the Source One Mortgage Services Corporation Employee Stock Ownership and 401(K) Plan (Form S-8, No. 333-13027) of our report dated March 11, 1997, with respect to the consolidated financial statements and schedules of Fund American Enterprises Holdings, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                          ERNST & YOUNG LLP

New York, New York
March 27, 1997